Media Contact:	Jeff Bellows/617.897.0350
jeff.bellows@resources-us.com

Analyst Contact:	Nate Franke/714.430.6500
nate.franke@resources-us.com

Resources Global Professionals Appoints
Two New Board Members
A Seasoned Government Services Lawyer and a Senior Finance Executive Appointed

Irvine, Calif. – May 4, 2009 - Resources Global Professionals, a leading multinational provider of professional services and the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), today announced the appointment of two additional members, Susan J. Crawford and Michael H. Wargotz, to its Board of Directors.  They will serve effective immediately.

In addition to the Resources Board, Susan J. Crawford, 62, will also join the Corporate Governance, Nominating and Compensation Committee.  Most recently, Ms. Crawford has served as the Chairperson of the Board of Trustees of Bucknell University, a position she has held since 2003.  In February 2007, Ms. Crawford was appointed by the Secretary of Defense as the convening authority in charge of the Office of Military Commissions.  A veteran lawyer of 30 years, Ms. Crawford served as a member of the court of appeals bench from 1991-2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense.  In her current role, Ms. Crawford oversees the military process and procedures at Guantanamo Bay.

"We are honored to have someone with such impeccable credentials joining our Board," said Don Murray, Resources Global Professionals’ Executive Chairman.  "Susan will be well positioned to advise us as we expand our legal services business and penetrate the government services market.  These are important areas of growth for the Company and we look forward to working with Susan to expand our presence in these practice areas.”

Mike Wargotz, 50, also joins the Resources Board and will serve as a member of the Company’s Audit Committee.  Currently, Mr. Wargotz also serves on the Board of Directors of Wyndham Worldwide, as Chair of its Audit Committee and a member of its Executive Committee.  Since December 2006, Mr. Wargotz has been the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services.  From June 2004 until November 2006, he was a Vice President of NetJets.  Mr. Wargotz has been a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm which originated in 2001.  During the late 1990s, Mr. Wargotz served in a number of executive leadership positions with Cendant Corporation, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development.

“We continue to build the depth and strength of the Resources Board with Mike’s appointment,” Murray said.  “Mike is an expert financial advisor, an experienced public company Board member, and brings great enthusiasm and insight to our business model.”

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,200 professionals, from more than 80 practice offices, annually serving 2,400 clients around the world.

Headquartered in Irvine, California, Resources Global has served 84 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

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